Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings for Second Quarter 2021

EMLENTON, Pa., July 23, 2021 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.8 million, or $0.67 per diluted common share, for the three months ended June 30, 2021, an increase of $636,000, or 52.9%, from $1.2 million, or $0.44 per diluted common share, reported for the comparable period in 2020.  Net income available to common shareholders for the six-month period ended June 30, 2021 was $4.0 million, or $1.46 per diluted common share, an increase of $1.6 million, or 67.7%, from $2.4 million, or $0.88 per diluted common share, for the same period in 2020.  The increase in net income for both periods compared to the same periods in 2020 resulted from an increase in net interest income and a decrease in the provision for loan losses, partially offset by a decrease in noninterest income and increases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “As we emerge from the pandemic, the Bank continues to prove its strength and resiliency through solid earnings, strong credit quality and significant balance sheet growth.  During the quarter, deposit volumes reached a record high and we saw consumer spending and loan demand increase toward pre-pandemic levels.  We continued lending under the Small Business Administration's Paycheck Protection Program (PPP) through which we provided an additional $26.7 million of loans to 421 local small businesses during the first half of 2021.  We remain focused on meeting our customers' needs and have fully reopened all branch banking offices and welcomed all employees back to the office.  We are optimistic that the burdens of the pandemic are now behind us."

QUARTERLY OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $636,000, or 52.9%, to $1.8 million, or $0.67 per diluted common share, for the three months ended June 30, 2021, compared to net income of $1.2 million, or $0.44 per diluted common share for same period in 2020.  The increase resulted from a $296,000 increase in net interest income and a $850,000 decrease in the provision for loan losses, partially offset by a $300,000 decrease in noninterest income and increases in noninterest expense and the provision for income taxes of $77,000 and $129,000, respectively.

Net interest income increased $296,000, or 4.3%, to $7.2 million for the three months ended June 30, 2021 from $6.9 million for the same period in 2020. The increase in net interest income resulted from a decrease in interest expense of $765,000, or 35.4%, partially offset by a decrease in interest income of $469,000, or 5.2%.  The Corporation's cost of funds decreased 41 basis points to 0.57% for the three months ended June 30, 2021, compared to 0.98% for the same period in 2020, resulting in an $834,000 decrease in interest expense.  The decrease in the cost of funds was partially offset by a $69,000 increase in interest expense caused by a $60.2 million increase in average interest-bearing deposits to $722.3 million for the three months ended June 30, 2021, compared to $662.1 million for the same period in 2020. The decrease in interest income occurred primarily as the Corporation experienced a 41 basis point decrease in the yield on loans to 3.87% for the three months ended June 30, 2021 from 4.28% for the same period in 2020, causing a $911,000 decrease in interest income.  Without the PPP loans, the Corporation would have experienced a 3 basis point decrease in the yield on loans to 3.84% for the three months ended June 30, 2021. This decrease in yield was partially offset by a $12.4 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of PPP loans in 2020 and 2021.  This additional loan volume added $453,000 in interest income.  During the three months ended June 30, 2021,  the Corporation recognized $361,000 of interest income related to the PPP loans.

The provision for loan losses decreased $850,000, or 77.3%, to $250,000 for the three months ended June 30, 2021 from $1.1 million for the same period in 2020. The higher provision for loan losses recorded during the second quarter of 2020 was due to growth in the residential and consumer loan portfolios, an increase in the specific pandemic qualitative allowance factor, risk rating changes for loans which were granted payment deferrals and an increase in criticized and classified loans.  Criticized and classified loans increased $200,000 during the quarter ended June 30, 2021 to $43.0 million, or 3.9%, of total assets from $42.8 million, or 4.0%, of total assets at March 31, 2021.

Noninterest income decreased $300,000, or 21.8%, to $1.1 million for the three months ended June 30, 2021 from $1.4 million for the same period in 2020 due to a $553,000 decrease in gains on the sale of securities, partially offset by increases in other income, gains on the sale of loans and fees and service charges of $104,000, $100,000 and $47,000, respectively.  During the quarter ended June 30, 2020, the Corporation sold a total of $31.2 million of low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $557,000.  The sale proceeds were utilized to repay $15.0 million of Federal Home Loan Bank (FHLB) term advances and purchase higher yielding municipal securities.  During the quarter ended June 30, 2021, the Corporation sold $5.3 million of residential mortgage loans to the FHLB and realized a net gain of $100,000.  The increase in other income was primarily related to an increase in interchange fee income and the increase in fees and service charges was primarily due to a increase in overdraft charges, both resulting from easing pandemic restrictions leading to an increase in consumer spending.

Noninterest expense increased $77,000, or 1.4%, to $5.7 million for the three months ended June 30, 2021 from $5.6 million for the same period in 2020. The increase was primarily attributable to increases in compensation and benefits expense, professional fees and FDIC insurance expense, of $94,000, $82,000, and $50,000, respectively, partially offset by a decrease in other noninterest expense of $145,000.  The decrease in other noninterest expense primarily related to prepayment penalties of $238,000 incurred during the quarter ended June 30, 2020 as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes increased $129,000, or 48.5%, to $395,000 for the three months ended June 30, 2021 from $266,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $1.6 million, or 67.7%, to $4.0 million, or $1.46 per diluted common share, for the six months ended June 30, 2021, compared to net income of $2.4 million, or $0.88 per diluted common share for same period in 2020.  The increase resulted from a $1.3 million increase in net interest income and a $1.4 million decrease in the provision for loan losses, partially offset by a $273,000 decrease in noninterest income and increases in noninterest expense and the provision for income taxes of $399,000 and $329,000, respectively.

Net interest income increased $1.3 million, or 9.2%, to $14.9 million for the six months ended June 30, 2021 from $13.6 million for the same period in 2020. The increase in net interest income resulted from a decrease in interest expense of $1.5 million, or 35.0%, partially offset by a decrease in interest income of $274,000, or 1.5%.  The Corporation's cost of funds decreased 43 basis points to 0.60% for the six months ended June 30, 2021, compared to 1.03% for the same period in 2020, resulting in a $1.7 million decrease in interest expense.  The decrease in the cost of funds was partially offset by a $134,000 increase in interest expense caused by a $60.7 million increase in average interest-bearing deposits to $708.2 million for the six months ended June 30, 2021, compared to $647.5 million for the same period in 2020. The decrease in interest income occurred as the Corporation experienced a 33 basis point decrease in the yield on loans to 4.04% for the six months ended June 30, 2021, compared to 4.37% for the same period in 2020, causing a $1.6 million decrease in interest income.  Without the PPP loans, the Corporation would have experienced a 13 basis point decrease in the yield on loans to 3.91% for the six months ended June 30, 2021.  This decrease in yield was partially offset by a $46.3 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of PPP loans in 2020 and 2021.  During the six months ended June 30, 2021,  the Corporation recognized $1.1 million of interest income related to the PPP loans.

The provision for loan losses decreased $1.4 million, or 72.3%, to $525,000 for the six months ended June 30, 2021 from $1.9 million for the same period in 2020. The higher provision for loan losses recorded during the first six months of 2020 was due to growth in the residential and consumer loan portfolios, the addition of a specific pandemic qualitative allowance factor, risk rating changes for loans which were granted payment deferrals and an increase in criticized and classified loans.  Criticized and classified loans decreased $1.4 million during the six months ended June 30, 2021 to $43.0 million, or 3.9%, of total assets from $44.4 million, or 4.3%, of total assets at December 31, 2020.

Noninterest income decreased $273,000, or 11.4%, to $2.1 million for the six months ended June 30, 2021, compared to $2.4 million for the same period in 2020 due to decreases in gains on the sale of securities and fees and service charges of $606,000 and $78,000, respectively, partially offset by increases in other income and gains on the sale of loans of $206,000 and $202,000, respectively.  During the six months ended June 30, 2020, the Corporation sold a total of $39.4 million of low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $635,000.  As aforementioned, the sale proceeds were utilized to repay FHLB term advances and purchase higher yielding municipal securities.  During the six months ended June 30, 2021, the Corporation sold $8.4 million of residential mortgage loans to the FHLB and realized a net gain of $202,000.  The increase in other income was primarily related to an increase in interchange fee income resulting from easing pandemic restrictions leading to an increase in consumer spending.

Noninterest expense increased $399,000, or 3.6%, to $11.5 million for the six months ended June 30, 2021, compared to $11.1 million for the same period in 2020. The increase was primarily attributable to increases in compensation and benefits expense, professional fees, FDIC insurance expense and premises and equipment expense of $203,000, $132,000, $105,000 and $64,000, respectively, partially offset by a decrease in other noninterest expense of $100,000.  The decrease in other noninterest expense primarily related to prepayment penalties of $238,000 incurred during the six months ended June 30, 2020 as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes increased $329,000, or 64.8%, to $837,000 for the six months ended June 30, 2021 from $508,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $74.7 million, or 7.2%, to $1.1 billion at June 30, 2021 from $1.0 billion at December 31, 2020.  The increase in assets was driven primarily by an increase in securities and cash and equivalents of $70.6 million and $13.1 million, respectively, partially offset by a $6.0 million decrease in net loans receivable.  Liabilities increased $73.0 million, or 7.8%, to $1.0 billion at June 30, 2021 from $940.8 million at December 31, 2020 due to an increase in customer deposits of $65.7 million.

Nonperforming assets decreased $985,000 to $3.5 million, or 0.31% of total assets at June 30, 2021, compared to $4.4 million, or 0.43% of total assets at December 31, 2020.  Classified and criticized assets decreased $1.4 million to $43.0 million or 3.9% of total assets at June 30, 2021, compared to $44.4 million or 4.3% of total assets at December 31, 2020.  Classified and criticized assets remain elevated largely due to the impact of COVID-19 on the hospitality loan portfolio.  At June 30, 2021 the Corporation's hotel portfolio totaled $32.2 million, of which $30.1 million was rated classified or criticized.

The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Corporation addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans, which totaled $108.1 million.  At June 30, 2021, seven loan relationships comprised of 15 loans totaling $25.3 million remained on deferral, all of which are associated with borrowers within the hospitality industry.  The Corporation continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $1.8 million to $93.2 million at June 30, 2021 from $91.5 million at December 31, 2020 primarily due to a $2.4 million increase in retained earnings as a result of $4.0 million of net income available to common stockholders, less $1.6 million of common dividends paid, partially offset by an $852,000 decrease in accumulated other comprehensive income.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.4% of total assets.  Book value per common share was $32.72 at June 30, 2021, compared to $32.07 at December 31, 2020.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2021	2020	2021	2020

Interest income	$8,613	$9,082	$17,711	$17,985
Interest expense	1,395	2,160	2,841	4,373
Net interest income	7,218	6,922	14,870	13,612
Provision for loan losses	250	1,100	525	1,892
Noninterest income	1,078	1,378	2,130	2,403
Noninterest expense	5,717	5,640	11,530	11,131
Income before provision for income taxes	2,329	1,560	4,945	2,992
Provision for income taxes	395	266	837	508
Net income	1,934	1,294	4,108	2,484
Preferred stock dividends	95	91	95	91
Net income available to common stockholders	$1,839	$1,203	$4,013	$2,393

Basic earnings per common share	$0.68	$0.44	$1.47	$0.88
Diluted earnings per common share	$0.67	$0.44	$1.46	$0.88
Dividends per common share	$0.30	$0.30	$0.60	$0.60

Return on average assets (1)	0.72%	0.53%	0.79%	0.52%
Return on average equity (1)	8.44%	5.92%	9.03%	5.70%
Return on average common equity (1)	8.41%	5.78%	9.25%	5.77%
Yield on average interest-earning assets	3.41%	3.96%	3.62%	4.07%
Cost of average interest-bearing liabilities	0.74%	1.22%	0.77%	1.26%
Cost of funds	0.57%	0.98%	0.60%	1.03%
Net interest margin	2.86%	3.03%	3.05%	3.08%
Efficiency ratio	68.02%	71.91%	67.05%	71.42%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	6/30/2021	12/31/2020

Total assets	$1,107,059	$1,032,323
Cash and equivalents	50,518	37,439
Securities	183,684	113,056
Loans, net	794,291	800,413
Intangible assets	20,465	20,543
Deposits	959,319	893,627
Borrowed funds	32,050	32,050
Common stockholders' equity	89,027	87,274
Stockholders' equity	93,233	91,480

Book value per common share	$32.72	$32.07

Net loans to deposits	82.80%	89.57%
Allowance for loan losses to total loans	1.22%	1.18%
Nonperforming assets to total assets	0.31%	0.43%
Stockholders' equity to total assets	8.42%	8.86%
Shares of common stock outstanding	2,721,212	2,721,212